Exhibit 4.33
SUPPLEMENTAL LETTER
To:	EUROSEAS LTD. of the Marshall Islands (as Borrower)
To:
Jonathan John Shipping Ltd of the Marshall Islands
Joanna Maritime Ltd of Liberia
Allendale Investments S.A. of Panama
Manolis Shipping Limited of the Marshall Islands
Alterwall Business Inc. of Panama
Athens shipping Ltd of the Marshall Islands
Oinousses Navigation Ltd of the Marshall Islands
Corfu Navigation Ltd of the Marshall Islands
and
Bridge Shipping Ltd of the Marshall Islands
(as Guarantors and Existing Owners)

To:	Gregos Shipping Limited of the Marshall Islands and Noumea Shipping Ltd of Liberia (as Guarantors and New Ship Owners)
To:	Eurobulk Ltd. of Liberia (as Approved Manager)
Date: 26 June 2020
Dear Sirs
Facility agreement dated 21 November 2018 as amended by a first supplemental letter dated 30 May 2019 relating to a reducing revolving credit facility of up to (originally) $45,000.000
We refer to:
(a)
a reducing revolving credit facility agreement dated 21 November 2018 as amended by a first supplemental letter dated 30 May 2019 (the “Principal Agreement” and as the same is hereby supplemented and/or amended and as it may further amended, supplemented, novated or varied from time to time, the “Facility Agreement”) made between (i) Euroseas Ltd. as borrower, (ii) the banks and financial institutions listed in Schedule 1 of the Principal Agreement, which on the date thereof comprised only Eurobank Ergasias S.A. (now succeeded in the contractual relations arising therefrom by Eurobank S.A. as a result of the Demerger, as hereinafter defined), as lenders (the “Lenders” or “a Lender”) and (iii) Eurobank Ergasias S.A. (now succeeded in the contractual relations arising therefrom by Eurobank S.A. as a result of the Demerger, as hereinafter defined), as security trustee (the “Security Trustee”), as agent (the “Agent”), as arranger (the “Arranger”) and as account bank (the “Account Bank” and together with the Lenders, the Security Trustee, the Agent, the Arranger and the Account Bank, the “Creditor Parties”), pursuant to which it was agreed that the Lender would make available for drawing through multiple advances to the Borrower a reducing revolving credit facility of up to (originally) Forty Five Million Dollars ($45,000,000) for the purposes and upon the terms and conditions set out therein, of which the aggregate amount of Forty Two Million Dollars ($42,000,000) comprising (i) an amount of Thirty Million Dollars ($30,000,000) representing all Existing Ship-Related Advances and (ii) an amount of Twelve Million Dollars ($12,000,000) representing 55% of the aggregate Market Value of the New Ship A and the New Ship B has been made available to the Borrower and out of which the amount of Thirty Six

Million Three Hundred and Severity Five Thousand Dollars ($36,375,000) currently remains outstanding (the “Facility”, which expression shall, where the context permits, also mean the amount of the facility from time to time outstanding);
(b)
an Agency and Trust Deed dated 21 November 2018 and entered into pursuant to the Principal Agreement, it was, inter alia, agreed that the Security Trustee would hold the Trust Property on trust for the Lenders;

(c)
the cancellation (upon the Borrower’s request) as of 13 April 2020 of the aggregate undrawn commitment amounting to Eight Million Six Hundred and Twenty Five Thousand Dollars ($8,625,000) as per the provisions of the Facility Agreement and the expiry of the Drawdown Period, following which the Total Commitments and the Maximum Facility Amount were reduced to Thirty Six Million Three Hundred and Seventy Five Thousand Dollars ($36,375,000);

(d)
the approval decision of the competent administrative authority which was registered in the General Commercial Registry (in Greek Γεvikó Eμπopikó MηTpώo) on 20 March 2020 (the “Demerger Date”) by virtue of which, the demerger of the banking business of Eurobank Ergasias S.A. and the creation of a new company-credit institution under the name “Eurobank Societe Anonyme”, in conjunction with Article 16 of Law 2515/1997 and of Articles 57 par. 3 and 59-74 of L.4601/2019 was approved and completed (the “Demerger”), as a result of which Eurobank Ergasias S.A. transferred, with certain exceptions, its entire business and operations (including all of its loans) to Eurobank S.A.;

(e)
Greek law by operation of which, Eurobank S.A. has acquired all rights and obligations of Eurobank Ergasias S.A. under the Facility Agreement and the other Finance Documents and/or Security Documents with the effect that the Facility Agreement and the other Finance Documents and/or Security Documents have been transferred to Eurobank S.A..

(f)
the Borrower’s request that the Creditor Parties approve the amendment of the repayment terms of the Facility and the deferral in the payment of three (3) reductions of: firstly, each Existing Ship-Related Advance due according to the Principal Agreement on a) 21 May 2020, b) 21 August 2020 and c) 23 November 2020 respectively, amounting in aggregate to two million seven hundred thousand Dollars ($2,700,000) and secondly, each New Ship-Related Advance due according to the Principal Agreement on i) 29 May 2020, ii) 31 August 2020 and iii) 30 November 2020 respectively, amounting in aggregate to one million one hundred and twenty five thousand Dollars ($1,125,000) to the relevant New Balloon Payment payable not later that on the relevant Final Reduction Date;

Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Second Supplemental Letter.
We hereby advise you that as at the date hereof the outstanding principal balance of all Advances amounts to Thirty Six Million Three Hundred and Seventy Five Thousand Dollars ($36,375,000) which also represents the Maximum Facility Amount.
1.  Agreement.  Subject to the satisfaction of the conditions set out in Clause 3 of this Second Supplemental Letter (which includes the Borrower, each Existing Owner and each New Ship Owner (as herein defined) and the Approved Manager countersigning this Second Supplemental Letter), we hereby agree that the non-payment of the aggregate amount of $900,000 due on 21 May 2020 pursuant to Clause 8.2 (i) the Principal Agreement and of the aggregate amount of $375,000 due on 29 May 2020 pursuant to Clause 8.2 (ii) the Principal Agreement does not constitute an Event of Default or Potential Event of Default and that such Event of Default or, as the case may be, Potential Event of Default, has been waived and remedied pursuant to and subject to the terms of this Second Supplemental Letter and furthermore confirm our consent to the Borrower’s request referred to in paragraph (d) above and agree on the terms and conditions herein contained the Principal Agreement to be amended as set out in clause 2 of this Second Supplemental Letter.
2.  Amendments to the Principal Agreement.  The Principal Agreement shall, with effect on and from the Second Effective Date (as such term is defined below), be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each Obligor upon such terms as so amended):
2.1	by replacing in the Principal Agreement the words “Eurobank Ergasias S.A.” with “Eurobank S.A.”;
2.2	by deleting (c) of Clause 1.1 of the Principal Agreement;;
2.3	by deleting from the Facility Agreement the word “revolving”;
2.4
by deleting the definitions “Renewal Fee”, “Ship Substitution Fee”, “Substitute Ship Criteria”, “Substitute Ship”, “Substitute Ship Approved Manager’s Undertaking-Assignment”, “Substitute Ship Charter Assignment”, “Substitute Earnings Account”, “Substitute Ship General Assignment”, “Substitute Ship Guarantee” “Substitute Ship Mortgage”, “Substitute Ship Owner”, “Substitute Ship Owner Account Pledge”, “Substitute Ship Security Documents” and “Substitute Ship Undertaking-Assignment” in their entirety and construing all references thereto to the Facility Agreement as deleted;

2.5
by inserting the following new definitions of “Annual Free Cash Flow”, “Deferred Amounts”, “New Balloon Payment”, “Operating Expenses”, “Original Balloon Payment”, “Reserve Account” “Second Effective Date” and “Second Supplemental Letter” in clause 1.2 of the Principal Agreement in the correct alphabetical order:

““Annual Free Cash Flow” means the positive cash flow generated by each Mortgaged Ship remaining after settling all Obligors’ Operating Expenses and debt service requirements - principal and interest due, all to be based on annual, audited and consolidated financial statements delivered to the Agent within 180 days of the financial year concerned, and prepared in accordance with GAAP consistently applied, as per Clause 11.6 (a) of the Facility Agreement;”;
“Deferred Amount” means:
(a)     in relation to each Existing Ship-Related Advance, the amount of three hundred thousand Dollars ($300,000);
(b)     in relation to the New Ship-Related Advance for New Ship A, the amount of six hundred eighteen thousand, seven hundred fifty Dollars ($618,750)
(c)     in relation to New Ship-Related Advance for New Ship B, the amount of five hundred six thousand, two hundred fifty Dollars ($506,250)
and “Deferred Amounts” means any and all of them;”;
“New Balloon Payment” means:
(a)     in relation to Advance A, the amount of one million four hundred and seventy five thousand Dollars ($1,475,000);

(b)     in relation to Advance B, the amount of two million three hundred and fifty thousand Dollars ($2,350,000);
(c)     in relation to Advance C, the amount of nine hundred and seventy five thousand Dollars ($975,000);
(d)     in relation to Advance D, the amount of one million four hundred and seventy five thousand Dollars ($1,475,000);
(e)     in relation to Advance E, the amount of six hundred thousand Dollars ($600,000);
(f)     in relation to Advance F, the amount of three million three hundred and fifty thousand Dollars ($3,350,000);
(g)     in relation to Advance G, three million three hundred and fifty thousand Dollars ($3,350,000);
(h)     in relation to Advance H, the amount of the amount of three million eight hundred and fifty thousand Dollars ($3,850,000);
(i)     in relation to Advance I, the amount of four million four hundred and seventy five thousand Dollars ($4,475,000);
(j)     in relation to the New Ship-Related Advance for New Ship A, the amount of three million nine hundred eighteen thousand, seven hundred fifty Dollars ($3,918,750);
(k)     in relation to the New Ship-Related Advance for New Ship B, the amount of three million two hundred six thousand, two hundred fifty Dollars ($3,206,250);
and “New Balloon Payments” means any and all of them;”
““Operating Expenses” means, in relation to a Mortgaged Ship, the aggregate costs, charges and expenses incurred by her Owner and/or (as the case may be) the Borrower in connection with the operation, employment, maintenance, repair, insurance of such Mortgaged Ship, salaries and contributions, crew expenses, stores, spares, repairs, maintenance, general corporate and administrative expenses, lay - up and re-activation of a Mortgaged Ship and, for drydocking and/or special survey costs and expenses including a pro-rata reserve for drydocking and/or special survey costs which is to be accounted separately every quarter with any balance released (or, any excess charged to operating expenses) upon the completion of the relevant dry docking or special survey; For the avoidance of doubt the term “Operating expenses” do not include coupon payments to Preferred Stockholders”;
““Original Balloon Payment” means:
(a)     in relation to Advance A, the amount of one million one hundred and seventy five thousand Dollars ($1,175,000);
(b)     in relation to Advance B, the amount of two million fifty thousand Dollars ($2,050,000);
(c)     in relation to Advance C, the amount of six hundred and seventy five thousand Dollars ($675,000);

(d)     in relation to Advance D, the amount of one million one hundred and seventy five thousand Dollars ($1,175,000);
(e)     in relation to Advance E, the amount of three hundred thousand Dollars ($300,000);
(f)     in relation to Advance F, the amount of three million fifty thousand Dollars ($3,050,000);
(g)     in relation to Advance G, the amount of three million fifty thousand Dollars ($3,050,000);
(h)     in relation to Advance H, the amount of three million five hundred and fifty thousand Dollars ($3,550,000);
(i)     in relation to Advance I, the amount of four million one hundred and seventy five thousand Dollars ($4,175,000);
(j)     in relation to the New Ship-Related Advance for New Ship A, the amount of three million three hundred thousand Dollars ($3,300,000);
(k)     in relation to New Ship-Related Advance for New Ship B, the amount of two million seven hundred thousand Dollars ($2,700,000);
and “Original Balloon Payments” means any and all of them;”;
““Reserve Account” means an Account opened or to be opened in the name of the Borrower and/or (as the case may be) of a Guarantor or the Guarantors with the Account Bank, which is designated by the Agent as the Reserve Account for the purposes of this Agreement;”;
““Second Effective Date” has the meaning given to such term in the Second Supplemental Letter;”; and
““Second Supplemental Letter” means the supplemental letter dated 26 June 2020, supplemental to the Facility Agreement issued by the Lender and the other Creditor Parties, accepted by the Borrower and countersigned (inter alias) by the Existing Owners, the New Ship Owners and the Approved Manager at the time by way of confirmation of their obligations and consent to the arrangements of such letter;”;
2.6
by inserting the words “a) the Second Supplemental Letter;” after the words “(i) this Agreement;” and re-lettering accordingly the remaining paragraphs of the definition of “Finance Documents” in clause 1.2 of the Principal Agreement;

2.7
by deleting the definitions of “Account”, “Account Pledge”, “Drawdown Period”, “Existing Owners”, “Existing Ships”, “Final Reduction Date”, “Latest Permissible Drawdown Date”, “Maximum Facility Amount”, “New Ship”, “New Ship Owner”, “Reduction Date” , “Ships” and Termination Date” in clause 1.2 of the Principal Agreement in their entirety and by inserting in their place the following new definitions:

“Account” means (a) each of the Earnings Account(s), the Retention Account, the Reserve Account and the Cash Collateral Deposit Account, (b) (if applicable) any New Ship Earnings Account and (c) any other account opened, made or established for the purposes of this Agreement; “;
“Account Pledge” means the first priority deed or deeds of pledge creating security over the Earnings Account(s), the Retention Account, the Reserve Account and the

Cash Collateral Deposit Account, to be executed by the Borrower and/or (as the case may be) by a Guarantor or the Guarantors in favour of the Security Trustee and/or the Lenders, in such form as the Agent may approve or require in compliance always with the laws governing same;”;
“Drawdown Period” means, in respect of an Advance, the period commencing on 21 November 2018 and ending:
(A)     either:-
(i)     in respect of an Existing Ship-Related Advance, on 28 February 2019;
(ii)     in respect of a New Ship-Related Advance, on 21 May 2020; or
(B)     if earlier, on the date on which the Total Commitments are fully cancelled or terminated in accordance with the provisions of this Agreement”;
““Existing Owners” means, together, the entities listed in Schedule 2 (Ship Information) as Owner of each of Existing Ship A to Existing Ship I described therein, each owning on the date of execution of this Agreement an Existing Ship and “an Existing Owner” means any one of them; “;
‘“‘Existing Ships” means, together, the Existing Ship A to Existing Ship I, described in Schedule 2 (Ship Information) and “an Existing Ship” means any one of them; “;
““Final Reduction Date” means, subject to Clause 16.2 (Payment on non-Business Day):
(i)     in respect of an Existing Ship-Related Advance, the 19th November 2021;
(ii)     in respect of a New Ship-Related Advance, the 30th May 2023;”;
““Latest Permissible Drawdown Date”, means:
(i)     in respect of an Existing Ship-Related Advance, the 28th February 2019; and
(ii)     in respect of a New Ship-Related Advance, the 21st May 2020; “;
““Maximum Facility Amount” means an amount of up to (originally) forty five million Dollars ($45,000,000) corresponding to the Total Commitments which the Lenders agreed to make available for drawing through multiple Advances to the Borrower, subject to compliance with Clause 15.1 and the other provisions of this Agreement, as same has been reduced to the amount of thirty six million three hundred and seventy five thousand Dollars ($36,375,000) and as same may be further reduced from time to time in accordance with the provisions of this Agreement; “;
““New Ship” means, together, the New Ship A and the New Ship B, described in Schedule 2 (Ship Information) and “a New Ship” means any one of them; “;
“New Ship Owner” means, together, the entities listed in Schedule 2 (Ship Information) as Owner of the New Ship A and the New Ship B, described therein, each owning on the date of execution of this Agreement a New Ship and “a New Ship Owner” means any one of them; “;
""Reduction Date" means:

(i)
in respect of each Existing Ship-Related Advance and subject to Clause 16.2 (Payment on non-Business Day), (i) the 21st February 2019 and each of the dates falling at three monthly intervals thereafter up to and including the 21st February 2020 and (ii) the 22nd February 2021 and each of the dates falling at consecutive three monthly intervals thereafter up to and including the Final Reduction Date for that Existing Ship-Related Advance; and

(ii)
in respect of each New Ship-Related Advance, (i) the 30`[h] August 2019 and each of the dates falling at three monthly intervals thereafter up to and including the 28’[h] February 2020 and (ii) the 261h February 2021 and each of the dates falling at consecutive three monthly intervals thereafter up to and including the Final Reduction Date for that New Ship-Related Advance; “;

““Ships” means each ship described in Schedule 2 (Ship Information) (as amended from time to time to exclude a ship that has been sold or has become a Total Loss (and each “a Ship”);”;
“Termination Date” means:
(i)	the 30th May 2023; or
(ii)	(if earlier) the date on which the Total Commitments are fully cancelled or terminated in accordance with the provisions of this Agreement”;
2.8	by deleting Clause 4.8 of the Principal Agreement, as well as the wording “subject to the provisions of Clause 4.8 hereof” and any and all references to Clause 4.8;”;
2.9	by deleting Clause 8.2 (Reduction Dates for Advances) of the Principal Agreement in its entirety and by inserting in its place the following new Clause 8.2:
“8.2  Reduction Dates for Advances.  Each Advance shall be reduced on each of the Reductions Dates related to it as follows:
(i)  the amount of each Existing Ship-Related Advance shall be reduced by (i) nine (9) equal reductions, each being in the amount of $100,000 on each of the nine (9) Reduction Dates relative to such Existing Ship-Related Advance and (ii) a final reduction corresponding to the relevant New Balloon Payment which will be made through payments in accordance with the provisions of Clause 8.11 (Cash Sweep Clause) and/or (if applicable) the provisions of Clause 8.10 (Application of partial prepayment) and thereafter together with the ninth (9th) reduction on the Final Reduction Date for such Existing Ship-Related Advance; and
(ii)  the amount of the New Ship-Related Advance for New Ship A shall be reduced by (i) thirteen (13) equal reductions, each being in the amount of $206,250 on each of the thirteen (13) Reduction Dates relative to such New Ship-Related Advance and (ii) a final reduction corresponding to the relevant New Balloon Payment which will be made through payments in accordance with the provisions of Clause 8.11 (Cash Sweep Clause) and/or (if applicable) the provisions of Clause 8.10 (Application of partial prepayment) and thereafter together with the (13th) Reduction Date for such New Ship-Related Advance; and
(iii)  the amount of the New Ship-Related Advance for New Ship B shall be reduced by (i) thirteen (13) equal reductions, each being in the amount of $168,750 on each of the thirteen (13) Reduction Dates relative to such New Ship-Related Advance and (ii) a final reduction corresponding to the relevant New Balloon Payment which will be made through payments in accordance with the provisions of Clause 8.11 (Cash Sweep Clause) and/or (if applicable) the provisions of Clause

8.10 (Application of partial prepayment) and thereafter together with the (13th) Reduction Date for such New Ship-Related Advance.”;
2.10	by deleting Clause 8.8 (Mandatory prepayment) of the Principal Agreement in its entirety and by inserting in its place the following new Clause 8.8:
“8.8  Mandatory prepayment.
8.8.1  Within one hundred and twenty (120) days of any Mortgaged Ship becoming a Total Loss, or upon a Mortgaged Ship being sold, with the prior written consent of the Lender, provided that no Event of Default has occurred and is continuing, the relevant proceeds will be applied against reduction of any amount remaining outstanding under the Advance related to such Mortgaged Ship lost or sold (including the relevant New Balloon Payment, or as the case may be, the Original Balloon Payment) pro rata and the Borrower shall be obliged to prepay either (i) the amount of the balance corresponding to the Advance related to such Mortgaged Ship lost or sold or (ii) such amount so that the ratio of the aggregate Market Value of the Mortgaged Ships to the Facility remains the same after such loss or sale of the relevant Mortgaged Ship, whichever is the higher and the balance (if any) shall be at the disposal of the relevant Owner
8.8.2  On the service of a notice under Clause 19.25 (Acceleration of Facility), the Borrower shall be obliged to pay in full all the Advances together with accrued interest and all other amounts accrued or owing from the Borrower or any other Obligor under this Agreement and every other Finance Document and the Total Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.”;
2.11
by deleting Clause 8.10 (Application of partial prepayment), Clause 8.11 (Option to substitution of a Ship), Clause 8.12 (Reborrowing) of the Principal Agreement in their entirety and by inserting in their place the following new Clauses 8.10, 8.11, 8.12:

“8.10  Application of partial prepayment.  Each partial prepayment of an Advance shall be applied firstly towards full repayment of the Deferred Amounts of the New Balloon Payment of such Advance and secondly towards reduction pro rata of that Advance (including the relevant Original Balloon Payment).
8.11  Cash Sweep Clause  The Borrower agrees that on an annual basis 100% of the Annual Free Cash Flow will be retained in the Reserve Account in the name of the Borrower pledged in favour of the Lender and will be applied at the Agent’s discretion (after consultation with the Borrower) against prepayment of the relevant New Balloon Payments till said New Balloon Payments are reduced to the levels of the Original Balloon Payments.
8.12  No reborrowing.  No amount prepaid or repaid may be re-borrowed.”;
2.12
by deleting in the third and fourth line of subparagraph (d) of Clause 9.1 of the Principal Agreement the words “and at the date on which any amounts prepaid are reborrowed pursuant to Clause 8.12 for the purposes of Clause 8.11 or otherwise.”;

2.13	by deleting subparagraphs (h) and (i) of Clause 9.1 of the Principal Agreement;
2.14	by inserting in Clause 12 of the Principal Agreement a new Clause 12.10 to read as follows:
“12.10  Annual Free Cash Flow  Ensure that on an annual basis 100% of the Annual Free Cash Flow will be retained in the Reserve Account in the name of the

Borrower pledged in favour of the Lender and will be applied in line with the provisions of Clause 8.11;”;
2.15	by deleting subparagraph (ii) of Clause 15.1 of the Principal Agreement and inserting in its place the following new subparagraph (ii):
(ii) prepay in accordance with Clause 8.4 to Clause 8.7 such part of the Advances as will eliminate the shortfall, to be applied against reduction of the Advances in accordance with the provisions of Clause 8.10.
2.16	by amending Clause 12.4 of the Principal Agreement to read as follows:
“12.4  Dividends.  The Borrower shall procure that no Guarantor shall declare or pay any dividends or other distribution following the occurrence of an Event of Default which is continuing without the prior written consent of the Agent and/or till the New Balloon Payments are reduced to the levels of the Original Balloon Payments.
2.17	by amending Clause 20.1 of the Principal Agreement to read as follows:
“20.1  Fees – Underwriting Fee – Commitment Fee.  The Borrower shall pay to the Agent:
(a)     an underwriting fee corresponding to one point per cent (1%) of the amount of each Advance actually drawn down payable on the Drawdown Date of the relevant Advance.
(b)     a commitment fee at the rate of zero point forty per cent (0.40%) per annum on the daily aggregate undrawn and un-cancelled part of the Commitment accruing as of the day of this Agreement and payable quarterly in arears.
(c)     The Underwriting Fee and the Commitment Fee referred to in this Clause 20.1 shall not be refundable.”;
2.18	by deleting No 14 and 15 from Schedule 4, Part C;
2.19	by deleting in Schedule 1 (THE LENDERS AND THEIR COMMITMENTS) the amount of the Total Commitments “45,000,000.) and inserting in its place the amount “36,375,000”;
2.20
by construing all references in the Principal Agreement to “this Agreement”, “hereunder’ and the like and in the Finance Documents to the “Facility Agreement” as references to the Principal Agreement as amended and supplemented by this Second Supplemental Letter.

3.  Conditions.  The agreement set out in Clause 1 of this Second Supplemental Letter, shall become effective on the date all the following conditions are either satisfied or, as the case may be in respect of certain conditions, waived (such date being the “Second Effective Date”):
3.1
the Borrower, the Existing Owners, the New Ship Owners and the Approved Manager hereby declare and acknowledge that as at the date hereof the outstanding principal amount of the Facility is Thirty Six Million Three Hundred and Seventy Five Thousand Dollars ($36,375,000) and further confirm their obligations under the Finance Documents to which they are a party and their agreement to the arrangements of this Second Supplemental Letter by accepting and counter-signing this Second Supplemental Letter by a duly authorised signatory or (as the case may be) by a director acceptable to us in all respects;

3.2	on or before the date of signing of this Second Supplemental Letter the Borrower deliver to us in form and substance as may be approved or required by us:
(a)
a recent certificate of good standing in relation to each of the Borrower, each Existing Owner, each New Ship Owner and the Approved Manager issued by the relevant authorities of the country of its incorporation and a recent certificate of the Ministry of Shipping and Insular’s Policy, certifying the due establishment of an office in Greece of the Approved Manager and its good standing;

(b)
an original certificate of a duly authorised officer of the Borrower, each Existing Owner, each New Ship Owner and the Approved Manager, certifying that none of the documents delivered to us pursuant to the Principal Agreement has been amended or modified in any way since the date of their delivery and remains correct, complete and in full force and effect, or copies, certified by a duly authorized officer of each of the above parties as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified;

(c)
originals of duly legalised resolutions of the directors of the Borrower evidencing approval to the variation of the Principal Agreement pursuant to this Second Supplemental Letter and the execution of same and all documents contemplated hereby to which it is a party and authorising appropriate officers or attorneys to execute the same and to sign any other documents, notices, letters or other communications required to be given by it pursuant hereto and thereto or other evidence of such approvals and authorisations

(d)	original of any power of attorney under which any of the documents referred to at (c) above is executed on behalf of the Borrower;
(e)	a first priority deed of pledge over the Reserve Account;
(f)
copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by the Borrower and the other Obligors of their obligations under this Second Supplemental Letter and all documents contemplated hereby to which each of them is a party and the execution, validity and enforceability of this Second Supplemental Letter and all documents contemplated hereby;

(g)
evidence that each Mortgaged Ship is definitively and permanently registered in the absolute and unencumbered ownership of the relevant Owner under the Approved Flag save for the relevant Mortgage in our favour, remains insured in accordance with the respective terms of the Finance Documents and that such insurances have been assigned to us and continues to trade in full compliance with all applicable laws and managed by the Approved Manager pursuant to the terms of the relevant management agreement;

(h)
evidence that each Owner and the Approved Manager are in current compliance with the requirements of the International Management Code for the Safe Operation of Ships and for Pollution Prevention (as adopted by the International Maritime Organisation as Resolution A.741 (18) (the “ISM Code”);

(i)
evidence that each Owner and the Approved Manager are in current compliance with the provisions of the International Ship and Port Facilities Security (ISPS) Code and the other respective amendments of SOLAS and will maintain at all times throughout the Facility Period a valid International Ship Security Certificate (ISSC) in respect of each Ship and all other valid certificates evidencing compliance with this sub-clause;

(j)	updated class maintenance certificate or survey status issued by the classification society of each Ship which will be at all terms satisfactory to us; and
(k)	favourable legal opinion in connection with the due execution an enforceability of the Account Pledge on the Reserve Account;
4.  Representations and Warranties.  Each of the Borrower, the Existing Owners and the New Ship Owners by countersigning this Second Supplemental Letter represents and warrants to us that:
(a)	no Event of Default or Potential Event of Default has occurred and is continuing, other than those waived by ourselves;
(b)
the representations and warranties contained in clause 10 of the Principal Agreement and in clause 10 of the Guarantee granted by each Existing Owner and each New Ship Owner are true and correct on the date of this Second Supplemental Letter as if all references therein to “this Agreement” were references to the Principal Agreement as supplemented by this Second Supplemental Letter;

(c)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing;
(d)	there has not been a Material Adverse Change in the financial posit on or state of affairs of any Obligor from that disclosed to the Agent prior to the date of this Second Supplemental Letter; and
(e)	this Second Supplemental Letter comprises the legal, valid and binding obligations of the Borrower, the Existing Owners and the New Ship Owners enforceable in accordance with its terms.
5.  Undertakings and Covenants.  Each of the undertakings and covenants contained in the Principal Agreement (including those contained in clause 11, clause 12, clause 13, clause 14 and clause 15 of the Principal Agreement) shall be deemed to be repeated by the Borrower on the date of this Second Supplemental Letter.
6.  Continued force and effect.  Save as amended or deemed amended by this Second Supplemental Letter, the provisions of the Principal Agreement and the Finance Documents shall be continue in full force and effect and the Principal Agreement and this Second Supplemental Letter shall be read and construed as one instrument. This Second Supplemental Letter does not constitute a novation of the Finance Documents.
7.  Fees and Expenses.  The provisions of clause 20 (Fees and Expenses) of the Principal Agreement, as amended and supplemented by this Second Supplemental Letter, shall apply to this Second Supplemental Letter as if they were expressly incorporated in this Second Supplemental Letter with any necessary modification.
8.  Notices.  Clause 28 (Notices) of the Principal Agreement shall extend and apply to this Second Supplemental Letter as if the same were (mutatis mutandis) herein expressly set forth.
9.  Counterparts.  This Second Supplemental Letter may be executed in any number of counterparts, each of which shall be deemed an original.
10.  Law and Jurisdiction.  This Second Supplemental Letter (and any non-contractual obligations connected with it) shall be governed by and construed in accordance with English law and clause 30 (Law and Jurisdiction) of the Principal Agreement shall extend and apply to this Second Supplemental Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Second Supplemental Letter.
Yours faithfully,

/s/ Stavros Yagos /s/ Maria Gripaiou
Stavros Yagos and Maria Gripaiou Attorney -in-fact for and on behalf of EUROBANK S.A.
[universal successor of EUROBANK ERGASIAS S.A. due to the demerger thereof and hive-down of the banking activity sector of Eurobank Ergasias S.A, by the establishment of a new company namely Eurobank S.A.– in accordance with the provisions of L. 4601/2019 (articles 57 and 59-74) and 2515/1997 (article 16)] as Lender, Security Trustee, Agent, Arranger and Account Bank
Accepted and agreed

/s/ S. Karmiri
by S. Karmiri for and on behalf of EUROSEAS LTD. as Borrower Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Jonathan John Shipping Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of JONATHAN JOHN SHIPPING LTD as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Joanna Maritime Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of JOANNA MARITIME LTD as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Allendale Investments S.A. which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements cant ed in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of ALLENDALE INVESTMENTS S.A. as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Manolis Shipping Limited which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of MANOLIS SHIPPING LIMITED as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Alterwall Business Inc. which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of ALTERWALL BUSINESS INC. as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Athens shipping Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangement-contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of ATHENS SHIPPING LTD as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Oinousses Navigation Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmin for and on behalf of OINOUSSES NAVIGATION LTD as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Corfu Navigation Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of CORFU NAVIGATION LTD as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Bridge Shipping Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of BRIDGE SHIPPING LTD as Guarantor/Existing Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Gregos Shipping Limited which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of GREGOS SHIPPING LIMITED as Guarantor/New Ship Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Noumea Shipping Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangements contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of NOUMEA SHIPPING LTD as Guarantor/New Ship Owner Dated: 26 June 2020

COUNTERSIGNED this 26th day of June 2020 by Eurobulk Ltd which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Second Supplemental Letter, that it agrees in all respects to the same and that it confirms that the Finance Documents in connection with the Facility Agreement to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Facility Agreement notwithstanding the arrangemr nts contained in this Second Supplemental Letter.

/s/ S. Karmiri
by S. Karmiri for and on behalf of EUROBULK LTD. as Approved Manager Dated: 26 June 2020